Exhibit 99.2

VIAVID

communications simplified.

RadNet, Inc.

Fourth Quarter 2024 Financial Results Conference Call

February 28, 2025

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C O R P O R A T E P A R T I C I P A N T S

Howard Berger, President, Chief Executive Officer

Mark Stolper, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

David MacDonald, Truist Securities

Brian Tanquilut, Jefferies

John Ransom, Raymond James

Andrew Mok, Barclays

Larry Solow, CJS Securities

Jim Sidoti, Sidoti & Co.

P R E S E N T A T I O N

Operator

Good day and welcome to the RadNet Inc. Fourth Quarter 2024 Financial Results Conference Call.

All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad. To withdraw your question, please press star then two. Please note this event is being recorded.

I would like to turn the conference over to Mark Stolper, Executive Vice President and CFO of RadNet. Please go ahead.

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Mark Stolper

Thank you.

Good morning ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s fourth quarter and full-year 2024 financial results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet's Annual Report on Form 10-K for the year ended December 31, 2024, to be filed shortly.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Howard Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today's call, Mark and I plan to provide you with highlights from our fourth quarter and full-year 2024 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

With that, let's begin. I am very pleased with the performance in the fourth quarter. It was the strongest quarter in the Company's history with record revenue and Adjusted EBITDA. Total company revenue increased 13.5% to $477.1 million, and Adjusted EBITDA increased 14% from last year's fourth quarter to $75 million.

Digital Health revenues increased 28.1% to $18.9 million, and Digital Health's Adjusted EBITDA increased 61.6% to $4.5 million from last year's fourth quarter.

Imaging center revenue was driven by increased demand in virtually all of our markets, benefiting from the growing utilization of diagnostic imaging within healthcare as well as the continuing shift of procedural volumes away from the more expensive hospital alternatives to ambulatory freestanding imaging centers. As a result, we experienced 8% aggregate and 4% same-center procedural volume growth in this year's fourth quarter relative to last year's same quarter. Also contributing to the strong revenue performance was the positive impact of improved reimbursement from commercial payers who recognize the important role we are playing as a lower-priced alternative to hospital-based imaging.

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Lastly, revenue benefited from the continuing shift in modality mix towards advanced imaging—MRI, CT and PET CT—where revenue per scan is substantially higher than with routine imaging. During the fourth quarter, advanced imaging represented 26.8% of RadNet's procedural volume, an increase of 137 basis points from last year's same quarter. This is both a function of the overall industry trend of more of the PET CT exams being ordered as a result of technology advances in these modalities, as well as the significant capital investment we have made in the last few years in advanced imaging equipment for growth and replacement.

Twenty twenty-four was also a year of significant investment. During 2024, we opened nine de novo facilities in markets where there are patient backlogs, where we require additional capacity or we currently lack access points to service identified patient populations. These centers should be material contributors to long-term performance and growth.

We continue to grow the hospital and health system joint venture business. Currently, 153 of RadNet's 398 centers or 38.4% are held within system partnerships. This is an increase of 23 centers from year-end 2023. Health systems continue to seek long-term strategies around outpatient imaging and have recognized that cost-effective and efficient freestanding centers will continue to capture market share from hospitals as payers and patients migrate their site of care towards lower-cost, high-quality solutions. Our hospital and health system partners have been instrumental in increasing our procedural volumes with their physician medical group relationships.

Momentum continues with initiatives inside the Digital Health segment. In the fourth quarter, we commercially launched the DeepHealth OS operational and diagnostic software suites, announced partnerships with GE and Siemens to bundle with or embed smart technologies into mammography and ultrasound equipment, and commercialize the TechLive remote scanning solution for MRI and other modalities.

During 2024, we also continued to build executive management capabilities within Digital Health, culminating with Kees Wesdorp joining as the CEO of the Digital Health division in September of 2023.

Throughout 2025, we will be focused on implementing these DeepHealth solutions within the RadNet network of centers, which is expected to drive operational efficiencies in many of the business processes performed on behalf of the imaging centers, primarily through automation. Furthermore, these technologies will help create capacity that will enable the imaging centers to service increasing demand for diagnostic services. At the same time, we will be investing aggressively to build the necessary infrastructure within Digital Health to sell and support external customers. Embedded in our 2025 Digital Health guidance is approximately $20 million of investment primarily directed towards building sales, marketing, customer support and implementation capabilities requisite to support significant external growth in the coming years.

We continue to focus on strengthening the balance sheet by managing liquidity and financial leverage. At year-end 2024, RadNet's cash balance was $740 million, and the net debt to Adjusted EBITDA leverage ratio was under 1x.

During 2024, we consummated a $230 million stock offering in March, a debt refinancing transaction in April, which lowered our cost of capital and extended maturities through 2031, and a debt repricing transaction in November, which further lowered the interest cost on RadNet's credit facility.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter and full 2024 performance, as well as discuss our 2025 guidance. When he is finished, I will make some closing remarks.

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Mark Stolper

Thank you, Howard.

I'm now going to briefly review our fourth quarter and full year 2024 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter and full year 2024 performance. I will also provide 2025 financial guidance levels which were released in last evening's financial results press release.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and noncash equity compensation. Adjusted EBITDA includes equity and earnings of unconsolidated operations and subtracts allocations of earnings to noncontrolling interest in subsidiaries and is adjusted for noncash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I'd now like to review our fourth quarter and full year 2024 results.

As many of you may have seen in the financial results press release we made last night, we had a very strong fourth quarter. While I won't recap all the financial information that's contained in yesterday's earnings report, here are some highlights.

Fourth quarter total Company revenue and Adjusted EBITDA were quarterly records. Revenue increased 13.5% and Adjusted EBITDA increased 14% from last year's fourth quarter.

The Digital Health segment also exhibited strong growth in the quarter with revenue growing 28.1% and Adjusted EBITDA growing 61.6% from last year's fourth quarter. Fourth quarter adjusted earnings per share for RadNet grew to $0.22 per share versus $0.15 per share for last year's fourth quarter. Eight percent aggregate and 4% same-center procedure volume growth drove much of the top line performance.

Also benefiting the fourth quarter was the continuing shift in business mix in favor of advanced imaging. Advanced imaging during the quarter represented 26.8% of our procedure volume, an increase of 137 basis points from last year's fourth quarter. Higher acuity advanced imaging drives more revenue per procedure and improved profitability. The strong ending to the year caused us to meet or exceed the principal 2024 guidance ranges of revenue, Adjusted EBITDA and free cash flow in both the imaging center segment as well as Digital Health.

We finished 2024 with a strong cash and liquidity position. At year end, we had over $740 million of cash on the balance sheet, full availability of a $282 million revolving credit facility, and a term loan that is priced at SOFR plus 225 basis points, reflective of the financial repricing transaction we completed, the refinancing transaction we completed in April and the repricing transaction we completed in November.

Continued improvement in revenue cycle has kept our DSOs, or days sales outstanding, at 32.3 days, near our record low.

With regards to our financial leverage as of December 31, 2024, unadjusted for bond and term loan discounts, we had $268.8 million of net debt, which is our total debt at par value less our cash balance. Note that this debt balance includes RadNet's ownership percentage of New Jersey Imaging Networks net debt of $41.4 million for which RadNet is neither a borrower nor a guarantor. At year-end, our net debt to Adjusted EBITDA leverage ratio was below 1x.

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As some of you may have seen, we released 2025 financial guidance ranges in conjunction with our financial results press release last night. While I'm not going to run through all the numbers on this call, I will emphasize some important points.

In January and February of 2025, we experienced severe winter weather conditions. These winter weather conditions were significantly more severe than the first quarter of 2024, which experienced a relatively mild winter season. As a result, our operations in the Northeast, Mid-Atlantic and in Houston, which together account for almost 60% of our revenues, were impacted materially. Winter storms impact our business principally in two ways. First, the patient schedules on the days of the storm suffer from cancellations due to difficult travel conditions, loss of powers at centers, center closures and the inability of our own staff to come to work. Second, the patient flow of our referring physicians is similarly impacted, causing a disruption in our scheduled appointments for days following the storm. Unfortunately, once scanning slots go unused, they are never made up.

In addition to the winter storms on the East Coast and in Houston in January and February, we lost revenue and Adjusted EBITDA as a result of the Southern California wildfires. Though RadNet suffered no property damage at any of our nearby centers, during and after the fires, all businesses regardless of industry lost revenue. Populations were displaced and the utilization of health care was not a priority for those impacted by the wildfires.

We estimate that the impact we suffered in January and February from the winter storms and the wildfires was approximately $22 million of revenue and $15 million of Adjusted EBITDA.

Fortunately, our business has bounced back in recent weeks, and we are experiencing strong volumes in line with our original projections. We do not expect an impact from the severe weather conditions or the wildfires to go beyond the first quarter of this year.

As a result of these weather and wildfire impacts in January and February, we modified our full-year 2025 budget and the guidance ranges for the loss of this revenue and Adjusted EBITDA. Our original projections for the second, third and fourth quarters of 2025 remain unchanged from the original budget.

In regards to the Digital Health reportable segment, we are anticipating 2025 revenue growth in the neighborhood of 30%. This growth will continue—will come from a combination of revenue increases in our clinical AI solutions as well as sales and licensing from the DeepHealth OS, Smart Technologies and TechLive portfolios.

The growth in Digital Health Adjusted EBITDA is expected to lag revenue growth due to approximately $20 million of planned investments throughout 2025 in the infrastructure which is necessary to support external customers. Areas of investment include sales, marketing, customer support and implementation.

I'd now like to turn the call back over to Dr. Berger to make some closing remarks.

Howard Berger

Thank you, Mark.

As we begin 2025, diagnostic imaging is rapidly transitioning into a tech-enabled specialty. Fundamentally, in order to service the growing demand for diagnostic imaging, which is expected to steadily rise over the next decade and is challenged by labor shortages which appear to unlikely be abated in the near future, our industry needs to embrace technology solutions that will enhance operational efficiency, streamline workflow, improve the patient experience and provide better clinical outcomes. It is RadNet's mission to lead the industry down this path through providing Digital Health solutions, which address the most critical industry needs.

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The announcement that was made earlier this week with OB/GYN Specialists of the Palm Beaches is a case study of how RadNet can be a solution provider to enable leading-edge diagnostic imaging at the point of care, enabling physician offices, multispecialty medical groups, urgent care centers in addition to OB/GYN offices with tools to provide high-quality, cost-effective diagnostic imaging, which will increase access to imaging services, particularly for mammography, ultrasonography and x-ray. These routine imaging procedures represent about 75% of all outpatient imaging services.

Furthermore, tech-enabled point-of-care imaging will create better compliance for routine screening such as mammography and will reduce cost to the healthcare system by providing additional sites that are more convenient and cost effective. In order to effectively and safely provide these imaging services, alternative sites of care will need tech-enabled turnkey solutions to manage workflow, professional interpretive services powered by clinical artificial intelligence, and solutions to improve the effectiveness of on-site or remote technologists. RadNet is uniquely positioned to lead radiology in this direction because of its 35-plus year experience in building the industry's largest and most successful outpatient provider, its significant financial and managerial resources, its industry relationships including those with radiology's largest equipment manufacturers, and more recently, its newly developed array of Digital Health solutions, including the DeepHealth OS, Smart Mammography, Smart Sonography, TechLive and its ability to develop and commercialize critical clinical AI tools such as what we have already accomplished in breast, lung, prostate and brain. These essential solutions are driving our continued focus and investment into Digital Health. 2025 will be an important year for onboarding Digital Health team members in sales, marketing, customer support and implementation, both internally and externally.

Lastly, we will be opportunistically evaluating acquisitions that serve to either add new products and services and clinical AI solutions and/or provide us with a customer base to which we can market and sell our portfolio of solutions.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

We will begin the question and answer session. To ask a question, you may press star, then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

Our first question today will come from David MacDonald with Truist. Please go ahead.

David MacDonald

Hey, good morning, guys. Just one quick question. Just wanted to ask a quick follow-up on the weather impact piece. I just want to confirm more on the wildfire Southern California piece. As you guys kind of look out at your scheduling and this and that, you expect to be kind of back to 100% in terms of scheduling either later in March or certainly by the end of the quarter, so no leakage into the second quarter?

Howard Berger

Hi Dave. Let me first put a little context here. The fire storms, and I want to use the word storm - in Southern California, particularly in the Los Angeles area, Pasadena area, Riverside and Ventura County were like almost a snowstorm in the sense that it impacted virtually everybody throughout Southern California. Having lived through that because of my location and the corporate headquarters here in Los Angeles, everybody was impacted by this. I can tell you that on a daily basis people were glued to the television watching these fires just to get some sense of when relief might occur and when we could start returning back to normal. In addition to that, the air quality was noticeably dangerous and people were just reluctant to travel, which was all hampered by the fires and the emergency vehicles that were given, obviously, first priority and being brought in from all over not only Southern California, but other states. So the impact of this is not just a simple fire, but something that effectively could almost be thought of as like a massive snowstorm that not only impacted the days and in this case, about 10 days to 2 weeks that this ongoing saga unfolded, but both -- afterwards, both in terms of people who were unimpacted directly but indirectly and new people that were impacted were reaching out to try to provide their own comfort and aid.

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That being said, we have recovered. I believe it is back to normal, probably within the last 10 days. and find ourselves slowly increasing back to or perhaps even exceeding in some areas, the volumes that we had projected for the first quarter. And if you add what we estimate our loss of business was, impacted by both the fire storms here in Southern California and the severe winter weather conditions on the East Coast, we probably would have met or exceeded our first quarter budget.

That being said—and more directly to your question, Dave—we believe that March should be a very normal month for us. As indicated, as I mentioned, by the improved volumes we're seeing throughout the company over the last 10 days, as well as March being a more normal month from a climate standpoint that we expect not to be impacted by weather.

I think January and February were extraordinary circumstances that affected not only RadNet, but virtually everybody in those markets in every business and is unfortunately something that we just have to absorb. But we're extremely confident in the rest of the year and March going forward that the budget projections and expectations will be met and hopefully exceeded as we have done almost for every quarter in the last two to three years.

David MacDonald

Okay. Great. I guess second question, just I realize it's early, but any early learnings from the OS rollout as you guys start looking at some of your internal metrics, or just some of the feedback from some of the clinical folks. Just any early learnings there, or is it a bit too early to start asking for that?

Howard Berger

Well, I think it's a little bit early, Dave. But we have a very close collaboration, as you would anticipate between the Services side and the Digital Health side in both testing and rolling out the enormous changes that will occur as a result of the DeepHealth operating system. I think all of our physicians as well as the tech staff and our more administrative staff, particularly in the scheduling, insurance verification, are all very enthusiastic about the opportunities for a very substantial change in virtually everything that we do. You would think that this is a logical extension because we're not the first industry to kind of go through these changes, if you will. Things like remote scheduling and contact centers, other kinds of insurance triaging through bots are all routine in a number of industries. We happen to be a little bit more complicated because the insurance industry itself is, one, difficult for people to navigate through in a live presentation, not to mention all of the thought that has to go into creating this. We believe that we're on target to implement most of the OS system here internally through the three quarters remaining in this year.

As we present this to the various constituents in RadNet on the Services side, they come up with very valuable recommendations on how we can continue to improve it. That, I believe, is a critical part of the value proposition that RadNet plays in creating these DeepHealth solutions, if you will, that the Services side of our business and the Digital Health side that really was born out of from the Services side work together very collaboratively and will produce a product that is unlike anything in the industry, from certainly an operational side and I believe also from the clinical side. I believe that some of the efforts that we're working on in the Digital Health area will become a little bit clearer as to how we want to be the leading operator and developer of these solutions in the industry, particularly as I mentioned in some of my closing remarks, into other point-of-care providers that will help drive the access for the increasing demand, particularly around routine imaging that nobody else is focused on at all, including the OEMs and radiology.

David MacDonald

Just last one for me. Just anything that you would—I guess, a two-part question. With regards to the pipeline, anything that you'd call out in terms of either size of deal you're seeing? Anything happening with multiples, etc.? And then I guess the second part of the question is, can you provide a little bit more detail on the Palm Beach OB/GYN deal? Is that something where they came to you? You guys reached out to them? Are you getting both incomings and I assume doing outreaches? Just any detail on how that kind of came together would be interesting. Thank you, guys.

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Howard Berger

Let's see, Dave. Yes, yes and yes. They reached out to us because of their own concern and dissatisfaction with some of the professional and operational relationships that they had.

It was a very, what should I say, expeditious conference—not conference, but call and then ultimately arranging a new solution for this group, which is quite large. It's the largest provider of OB/GYNE services in the Southern Florida marketplace with 10 offices, 5 of which provide mammography services.

When we went in, while their focus was primarily on professional services, we quickly were able to have them adopt some of the Digital Health solutions surrounding scheduling, noticing the patients' visits with both scheduling as well as their annual visits. Sometime in the first part of March, they'll actually be adopting our EBCD program, which we expect to have very substantial endorsement and adoption for. What their inquiry originally came from was to provide better quality professional and interpretive services, and we were very quickly able to add the other operational capabilities as well as artificial intelligence that they had not ever seriously considered.

This is a case study for us and one where I believe there will be a lot of other opportunities, as I mentioned in my remarks, in the OB/GYNE area that we want to aggressively pursue both to improve access for mammography to help more of the women that aren't getting their annual screening done, as well as elevating the quality of the service, to take what we believe is now the standard of care with artificial intelligence. I'm proud to say that on the East Coast and in our Florida market, well over 50% of our patients are opting in for our early breast cancer detection. We expect that to even be greater where there's better control of the patient, particularly for the woman to get that service with their wellness visits.

This collaboration, I believe, won't take us that long to ramp this up, once we're able to statistically demonstrate to the marketplace the value proposition that RadNet brings through its various lines of service, not only as a company, but bringing in professional services also really is looking at the turnkey solutions that I was talking about in my last part of my remarks that I think are really critical to help decompress also some of the demand for routine imaging that is more and more difficult for outpatient imaging centers as well as hospitals to absorb.

David MacDonald

Okay. Thanks very much, guys. Appreciate.

Howard Berger

Thanks, David.

Mark Stolper

Thanks, Dave.

Operator

The next question comes from Brian Tanquilut with Jefferies. Please go ahead.

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Brian Tanquilut

Hey, good morning, guys. Maybe, Mark, I'll start with you. As we think about your comment that volume has bounced back after the impact of the storms, if you can give us some color on kind of what kind of growth rates are you thinking about or contemplating in the guidance prior to this? And then kind of just any observations in terms of like the demand dynamics in the market?

Mark Stolper

Sure. If you were to take the guidance that we released last night and you add back the revenue which we estimated that we lost, meaning the $22 million, and you look at sort of the midpoint of that guidance range, it implies about a 7% growth there and which we're very, very confident in and highly achievable, and we're hoping to exceed that as we have in the past few years and adjust our guidance throughout the year. Within that, we're assuming that, that is being by procedure volume growth and implied in the procedure volume growth is about a 3% same-store sales growth year-over-year, which is more in line with our historical same-center performance. It's less than what we've been achieving over the last several years, so I think that there's some potential conservatism built into that.

But given that we started off the year with January and February and all the impacts of the wildfires and the winter weather conditions on the East Coast, we didn't have a very good view on the trends in the business because of those impacts and so we wanted to be what we felt was conservative for the remainder of the year.

Brian Tanquilut

Totally understand. Then maybe, Howard, as I think about the comments on the $20 million of infrastructure investments in the Digital Health side, if you can walk me through, number one, is this going to be the run rate or do you think you'll have to add to that over time as the business keeps growing? Then second, what are you seeing in the market for Digital Health that has prompted you to make these investments today? Do you have visibility to contracts, whether it's hospitals for Digital Health or just other areas of the health care space that requires you to put that level of investment into the business today?

Howard Berger

Good morning, Brian. Thanks for the question. Before I respond to your question to me, just to add a little color to Mark's remarks, is that there is no built-in benefit from deploying internally the DeepHealth operating system into the RadNet centers. Additional opportunity, both on the revenue side as we create capacity and through better workflow and efficiency as well as reducing costs, which we expect to see predominantly in 2026 when we're fully implemented, some of that may occur, we just can't be certain as to how it will result in costs that may give us some benefits, but may be duplicative for some period of time as we transition. I want to emphasize that point that we've put no built-in benefit from what we know we'll see in 2026 into our 2025 forecasting.

But more to the point here, I think a lot of the $20 million that we talked about will be onetime costs because they'll be primarily in building sales team, marketing teams, implementation teams and other aspects of taking on this enormous responsibility which we take both seriously for RadNet's benefit as well as the industry.

I would tell you that every system that we are partnered with, every opportunity that comes to us for potential acquisition from imaging center providers, every hospital that we talk to that we have currently joint ventures with or new ones that we're talking to with, which are rather extensive, all have the same two fundamental problems. Number one, as we mentioned from repeatedly in our quarterly remarks, the shift of business away from hospitals for outpatient imaging into the outpatient centers, and that's a trend that has accelerated, particularly after COVID. The other thing is that they're all being challenged by the labor shortage pools and that's not going to go away, whether it's the shortage that we have for radiologists or the shortage for technologists and other personnel. What we're building is something that arguably anybody could use to help better drive performance, efficiency and improve quality of care.

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When you look at the potential impact just in the U.S. of this, one of the examples that I gave, there's about 350 million outpatient imaging procedures done annually. That number continues to grow probably at a 3% to 4% rate, just based on population growth, aging and newer applications for the technology that's being developed, both in the AI space as well as from the equipment manufacturers themselves. This increasing demand is something that everybody has to be sensitive to and which the current systems are just not capable of managing, not only in a cost-effective way, but really at a level of clinical efficiency and quality that the new technology allows us to do.

The investment of this could be justified simply to build this for RadNet, but whatever is good for RadNet will be good for anybody else in the outpatient imaging space. It doesn't mean that everybody is going to run to RadNet, but certainly, nobody else in the space, whether it's the OEMs or other developers of artificial intelligence or other tools is taking on the magnitude of what we're talking about and potentially creating the impact, which will be beneficial not only for healthcare—for imaging providers, hospital or outpatient, but also for healthcare in lowering cost by detecting disease earlier. That's what these systems ultimately are capable of doing, and that's where the biggest benefit will be to society as a whole, healthcare in general and radiology in particular. I think that's a very important social responsibility that at RadNet, we take seriously because I'm not certain who could do it at the scale that we're talking about and at the rapidity.

I want to emphasize to all of our stakeholders, lenders, analysts, we've only been in this business practically a year and a half. We're not even at the two-year mark since we assembled this team and officially launched at the beginning of 2024, the Digital Health division. I think what we've done in that relatively short period of time rivals people that have been in this industry and creating products for 10 to 15 years sometimes. So I applaud the efforts of my entire team, both in the Services division as well as the Digital Health division, and I take very seriously the responsibility that I believe we have to improve and lead radiology and diagnostic imaging into the future. And that future is here today, not something that we have to wait for us to hit us like a bolt of lightning.

Brian Tanquilut

I appreciate that. Maybe, Mark, just two quick follow-ups just on Howard's point, right? So as I think about your guidance today, if not for the storms and the step-up in an investment here, you would have guided to roughly $320 million of EBITDA, so 15%-ish growth. Is that the right growth rate as we think about 2026 and beyond? Then my second quick follow-up is just the clinical AI revenues, if you could share that with us for the quarter for Q4.

Mark Stolper

Yes. Just on the first part of your question, if you add the $15 million of EBITDA to our guidance levels for both Digital Health and Imaging Services together, we're about $300 million of EBITDA, which is where we were—which is where our original budget was for this particular year. What was the second part?

Brian Tanquilut

Clinical AI revenue for the Q4?

Mark Stolper

Yes. Clinical AI revenues of the Digital Health division for Q4 was about $6.5 million. Let me just look at the report that I've got here.

Brian Tanquilut

We can take it offline, Mark.

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Mark Stolper

Yes. It's either $6.5 million or $6.7 million of the Digital Health in fourth quarter.

Brian Tanquilut

Thank you. Congrats again.

Mark Stolper

Okay, thanks.

Howard Berger

Thanks Brian.

Operator

The next question today will come from John Ransom with Raymond James. Please go ahead.

John Ransom

Good morning everybody. A few for me here. Mark, if we think about the Digital Health revenue guide for '25, can you kind of help us think about the different components of that, including DeepHealth?

Mark Stolper

You mean DeepHealth OS?

John Ransom

Yes. What’s coming from DeepHealth versus what’s coming from all the other stuff?

Mark Stolper

Yes, sure. Total revenue we expect to be in the range of about $80 million to $90 million. Then of that, we're expecting that the AI component will be in the range of $25 million to $30 million and then the remainder will be software as well as our other technologies such as SmartMammo and TechLive.

John Ransom

Do you expect to convert all of your legacy software clients to DeepHealth over time?

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Howard Berger

Hi John. Yes, we do.

John Ransom

Okay.

Howard Berger

We will sunset the older platform for two reasons. Number one, it's an on-prem service that we're still doing, and we will be migrating the entire company to the cloud, not only for storage, but it will be cloud native so that all of our applications will be in our cloud network. We hope to have all the 400 centers on that cloud platform, including our legacy system by the end of this year. So all of our legacy customers will be transitioned over to this new service.

The second part of this is that when we talk about the Digital Health division, we really have to focus on three things. One is clinical AI. The second is the generative AI, which are the processes that we're going to use to change the way our centers operate almost from the very beginning of calling in for an appointment to the final bill and reporting. But the other piece of this are ways that we believe uniquely that we can potentially accelerate this growth through the efforts of perhaps looking at other companies that we could acquire. As opposed to what we've done in the past, where much of our capital has been invested in the imaging services side and will continue to be that, we will look for opportunistic businesses that are synergistic with our platform to further develop those tools that we think clinically will help drive not only new revenue but efficiencies in running our business, and allow us to become the leader in the development of artificial intelligence for mammography, ultrasound and x-ray.

I think the example that I gave and the importance of that was in the example with our latest efforts in the OB/GYNE space, and I mentioned other areas that we will be pursuing where all of these tools will be transformative and as opposed to perhaps a lot of the focus which is of the OEMs in their development of the more advanced imaging tools - Meaning MRI, CT, PET CT, areas in mammography and ultrasound and X-ray have been much slower to adopt a lot of the artificial intelligence that now almost all of the OEMs that we're talking to are looking for us to take our clinical expertise and help lead the development of some newer tools in that area. Because they all see the opportunities now and the need to be transformative in the use of this technology throughout the entire range of clinical services that we provide.

Mark Stolper

John, I just want to clarify something or reiterate something. I’ve got the numbers in front of me with what Brian asked with regards to the AI portion of the Digital Health revenue.

The Digital Health revenue in the quarter was $18.9 million, and indeed, the AI piece was $6.7 million of that $18.9 million, and that was a 31.9% growth in just the AI piece from last year's fourth quarter.

John Ransom

(Inaudible).

Mark Stolper

I think we lost you, John. We can't hear you.

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John Ransom

Can you hear me now?

Mark Stolper

Yes.

John Ransom

(Inaudible). You guys have done a couple of nice capital raises, but obviously, the money has been kind of sitting there. What are the odds that you write a check out of that cash this year, do you think?

Mark Stolper

Well, I think the odds are very, very high that we will be using some of that capital within 2025. As Howard said in his closing remarks that some of that capital could be used within the Digital Health segment for acquisitions that could either bring us new products and services or new clinical AI tools that will be important, not only for our own business but for external customers, or for acquiring businesses that already have a significant customer base that we could then further penetrate by selling our portfolio of DeepHealth products and services into. Then there will be—I'm sorry, John—there will be also acquisitions, of course, as the normal course of business on the imaging center side.

John Ransom

Have you been a little surprised that nothing really has materialized in the core imaging business that has been of interest to you in terms of bid-ask or size or multiple or what have you?

Howard Berger

Your communication here is a little unclear sometimes, John. I think I understand. We’re…

Mark Stolper

It’s not your communication but the sound.

Howard Berger

The sound communication.

I don't think we're surprised. As you are aware, a number of the larger consolidators are private equity backed, and I dare say they're all for sale at the right price. The question is, what's the right price? If it doesn't fit in with the metrics that we think are important to maintain the appropriate leverage and synergies that we traditionally expect from our acquisitions, we just passed on them.

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But we're actively working on a number of opportunities, both in the Digital Health and in the Imaging Services division, which I believe we'll be able to talk about later in the year. But we want to be very strategic, and we want to be good stewards of how we use this cash and it's better for us to keep a good cash balance and ready to move on those deals that we think are accretive, not only from a financial standpoint but from a long-term future and growth standpoint. I think you'll be hearing more about that from us in the coming quarters.

John Ransom

All right, thanks so much.

Mark Stolper

Thanks, John.

Howard Berger

Take care.

Operator

The next question comes from Andrew Mok with Barclays. Please go ahead.

Andrew Mok

Hi. Good morning. I wanted to follow up on the labor remarks that you made. I think you said it was unlikely to abate in the future. Can you provide a bit more color on inflation trends you're seeing in the market? When did you see the acceleration in inflation? How far along do you think we are in this cycle? Thanks.

Howard Berger

Thanks, Andrew. I think we started seeing this two years ago.

Mark Stolper

Really, in COVID or right after COVID.

Howard Berger

After COVID. So this is not something that's unexpected. I think what happened in COVID, though, to drive some of the challenges that we and everybody are facing in healthcare but particularly imaging, is the fact that some people are just throwing in the towel. They're either retiring earlier or they're being very more specific about where they want to work and how much work that they want to do. It's really created a different mindset all together here. It was probably something that was already simmering and brewing, but the challenges that we've had from the labor market are really reflected because of the demand that we have for imaging. That's where the problem has manifested itself. Because as we have come out of the COVID period, the demand has accelerated, either because of delayed services like has been reported so much particularly for routine screening procedures, or just the continuing demand that the technology that we are providing has created in the way of better quality medicine.

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The driver for that is something that I think has caught everybody by surprise. So it's a combination of supply and demand, the supply of the labor force not growing and maybe shrinking and the demand accelerating. I think our recognition of this two-plus years ago was really what drove us into the Digital Health opportunity. We may not have gotten there were it not for this is our solution and for that matter, everybody's solution to deal with the labor issue.

From a cost standpoint, we are analyzing this and although the industry as a whole probably is low single digits over the last couple of years in growth of salaries, maybe even more than that—I'm getting a sign from Mark—but our internal numbers are that we're managing control of that into the more...

Mark Stolper

We're in the low single digits. We've seen industry in the mid- to higher single digits, particularly within the hospitals who tend to be sometimes a little less economically focused, particularly the not-for-profit community-based hospitals, which are the majority of the health systems out there.

I think we've had a better experience around labor than most in the industries overall in the industry, partly because I think RadNet—we've done a concerted effort towards making RadNet a place where people want to work. Particularly radiologists who come here because the lifestyle is significantly better than in the hospital, the hours are more predictable, they're not on call. And we have a tremendous amount of pathology that allows our radiologists to subspecialize in the types of scans and modalities that not only they're best equipped to handle, but also that they most enjoy practicing with. So I think we've had a better experience than most.

But having said that, within our guidance, in 2025, we're going to be absorbing about $45 million of salary benefits and wage increase within our guidance. We're projecting '25 that this trend that we've been facing over the last several years will continue, but I think the real opportunity for us and the entire industry is adopting the types of solutions, the digital solutions that we're developing and have developed, and that's going to have an impact in our business really in '26 and beyond once we get that fully implemented with inside of RadNet.

That's also what's giving us such great confidence that we're going to be successful in selling and licensing these digital solutions to others because we're all facing the same issues around labor.

Andrew Mok

Got it. Is the radiology labor pressure, is that all current rate in the market? Or do you also have exposure to physician subsidies that are common in hospital systems?

Mark Stolper

The subsidies that you're hearing about are from hospital-based radiology groups only agreeing to work for the hospitals if the hospitals subsidize them because they simply can't make enough money by billing for the professional-only component with inside of the hospital. Because remember, the hospital is billing and collecting for the technical component.

In our business, for the most part we make our money on the technical component and the physicians are paid out of the global bill, but are receiving essentially the lion's share, if not all, of the professional component of the global bill. Subsidies really aren't applicable to the outpatient industry.

Andrew Mok

Got it. That's helpful. Then maybe just finally, can you talk maybe about the switching costs of PACS and RIS as it relates to DeepHealth. I think a lot of attention is on the AI side and rightfully so. I just want to understand how this part of the sales cycle works. How much of a barrier is it to switch on to DeepHealth's PACS and RIS systems for a new customer, even if that customer really likes those products? Thanks.

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Howard Berger

Well, the PACS business, like a lot of software businesses, if you will; it goes through cycles, if you will. The cycle that we're in now are that most people are using PACS systems that are perhaps 10-plus years old and don't support the kind of productivity and other tools that can improve the efficiency of the radiologist. Our systems are designed to actually be the next generation of PACS. We don't like using the term PACS because I think that's an old term, and a lot of the benefit that we're talking about will be using newer software-engineered tools that can reside in the cloud and therefore, create better use of the radiologists' time, both to read the study as well as utilize artificial intelligence to kind of aid, if you will, in the diagnostic work of what they do. Maybe with something as simple as triaging what artificial intelligence would call normals to not normals and allowing more time to be spent doing the work of those cases that need more evaluation, if you will, and less time for those that are normal. Remember, the majority of what we do is normal, so even a triaging tool where the radiologists can trust the AI to be very accurate in that will allow a lot of improvement.

That's what's perhaps a little bit different about the hospital space versus the outpatient space. We can bring these tools and truly make our radiologists more productive and they will earn more by reading more, whereas in the hospital, while you would think some of this would be applicable and it will be, the cases and the pathology that they see in a hospital are far more complicated in terms of evaluating why the person is in the hospital and a much greater percentage are abnormal than in the outpatient space.

I think the real opportunity here is for the new technology to utilize newer computer science to develop better and faster software for doing these same functions, if you will, and then bringing it into the cloud to make that functionality for what they're looking at, for looking at priors, comparing priors with more targeted software.

One of the best examples I can give is that the newer technology is generating in some cases hundreds of images that used to be just a handful of images, and it's very difficult for the average radiologist to be looking at that many images. A lot of the artificial intelligence and work that we'll do will cone down the relevant images by applying the artificial intelligence to that which they were looking for given why the patient was referred, but also perhaps looking at other things that weren't ordered that may be opportunistic in the way of evaluating early diseases.

That's why this whole evolution of PACS is not just about reading. It's about what you're providing for the read additionally that helps make it more efficient, more accurate and more trustworthy than the prior PACS systems.

Mark Stolper

One thing I want to emphasize, Andrew, going back to your question about how likely—what are the impediments to switching PAC systems from a radiologist standpoint. When you look at the overall industry for PACS today, a very small percentage—I believe the last report I saw was about 15% of all the PACS systems out there are cloud-based systems today. So the vast majority of people out there, radiologists are using on-premises software. When you look at the benefits of cloud-based in terms of the ability to compress data sets, the ability to do cloud-based storage, cloud-based retrieval, the speed at which you can look through prior images and call up prior studies, the viewer technology that's there today that allows for visualization tools, it's so far superior in the cloud versus on-premises software that, as Howard said, there's going to be a cycle in this industry in the coming years where the radiologists are going to switch from these on-premises systems to cloud-based solutions, like they have within other industries and other areas of software development, and that's the cycle that DeepHealth is preparing for.

Andrew Mok

Great. Thanks for the color.

Operator

The next question today will come from Larry Solow with CJS Securities . Please go ahead.

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Larry Solow

Great. Good morning, guys. A lot of my questions have been answered. Thanks for all the color, guys. A couple of follow-ups, I guess. You mentioned, Mark, that the $45 million increase in wages and benefits, it sounds like the biggest driver, but just overall, it looks like EBITDA margin, even if you add back the onetime or the $15 million impact, you have segment margin actually declining about 40, 50 bps year-over-year. I assume maybe that's just the impact of the higher wages or what else is driving that? Because it seems like there are a lot more good guys than bad guys in the imaging piece, so what else is driving that contraction?

Mark Stolper

Sure. When we built our guidance—and just to give you a little bit of color on how we built our guidance, when we're doing our internal budgeting, we're building it from the bottoms up. We go to every center level manager, every regional manager, we are projecting volumes by site based upon the opportunities, risks of that particular center. We build it up to a corporate level and then we layer on all the corporate functions. Then embedded in that, then we'll go back and say, “Well, does that assume—what kind of growth does that assume from a same-center performance basis?”

From a labor standpoint, when we go back and look at on a same-center basis, we're assuming about a 4% increase in the same-center labor rates, which is somewhat consistent with what we faced in the last few years. The overall margin, EBITDA margin flows out of that same budgeting process. What it showed this year is that we're expecting to have fairly stable margins relative to last year; it might be a little bit up or flat. The opportunity, we think, for margin enhancement is going to occur once we put in the DeepHealth OS platform and adopt a number of these automation tools throughout the year.

We could see some upside to that margin maybe in the second half of the year, but what we're really projecting and excited about is what this could mean for the profitability and margin enhancement in '26 and beyond once we have it fully implemented with inside of RadNet.

Larry Solow

Is there any like temporary—clearly, there's a little bit of a learning curve to get some of the upside and some of the benefits. Is there any temporary actually negatives efficiency-wise as you implement some of these systems? Or maybe super short term it should not matter, but does that factually actually potentially happen?

Mark Stolper

We don't think so, Larry. The way we're implementing this is region-by-region, and we're starting with the implementation or have started with the implementation in some of our smaller regions so that we can work out some of the kinks before we get to Maryland, New York, California, where we have much more substantial and much more complex operations and complex workflows.

We've done this before with our eRAD product over the years and I think we're not concerned about this. It's something that we've had experience with in the past.

Larry Solow

Got it. Okay. Just segueing into—this is my last question. You mentioned the internal potential benefits and efficiencies from Digital Health. What about just on the Digital Health piece itself, and this year obviously it sounds like you're continuing that targeted 30% plus growth. As we look out five years—and not looking for an exact number, I realize that—this business, is this sort of growth sustainable? Like if we grow this business 30% for the next five years, maybe it can grow faster. It feels like we're somewhat in the infancy, but it could be a several—a $300 million dollar business. Is that far fetched? I guess at that level, I would imagine margins would be probably over 30%, maybe even higher than that. Just any way to kind of ballpark that as you look out maybe five years, plus or minus? Thanks.

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Mark Stolper

Well, without giving multiyear guidance because I don't think we're in a position to do that, I don't think that what you're saying is far-fetched at all. In fact, we're making substantial investments today. As Dr. Berger mentioned, over $20 million worth of investments in DeepHealth to build the infrastructure to support a much larger business with external customers. The opportunity that we see is that we're going after what today is about a $4.5 billion worldwide market in radiology software which we believe will continue to grow substantially and which will have that switch towards cloud-based computing in the next decade.

There is no one company out there that is a category killer. In other words, this is not like an industry where you've got a couple of operating systems like Microsoft Windows and Apple OS. This is an industry that is highly fragmented, that is mostly comprised of small developers or even OEMs who have created point solutions that are focused on a particular modality or a particular problem or disease process. What we're building here is something or an underlying technology that could be ubiquitous and that could be a very substantial business if we're successful, and which would create a kernel of technology that could underlie a lot of these point solutions, which can run on top of it that we’ll develop and there will be other people in the industry that will develop those point solutions. But yes, we think that this is a big opportunity and which is why we're spending a lot of resources, both financial and otherwise, to build the infrastructure to go after.

Larry Solow

Great. Thanks, Mark. I appreciate all the color.

Mark Stolper

Thank you.

Operator

Again, if you have a question, please press star, then one.

Our next question comes from Jim Sidoti with Sidoti & Company. Please go ahead.

Jim Sidoti

Hi, good morning, and thanks again for taking the questions. Just two quick ones. One, how long do you think it will take for the sales and marketing team that you’re bringing in for the AI business to get trained and to actually start to contribute to revenue?

Howard Berger

Well, we hope to be able to complete that in this calendar year. There is more than one way to accomplish that. We'll be looking at various alternatives that we have to scaling up quickly for this, but the process itself, I would hope one way or the other will be substantially complete by the end of the year.

Jim Sidoti

Okay. Then just a modeling question. The capitation revenue, it was down in the quarter and the year. Is that a trend going forward? Do you think that people are not opting for that model going forward? Was there something specific in the back half of this year that drove that?

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Mark Stolper

Yes. No, thanks for the question and a good observation. Our capitation revenue this quarter was about 6.6%. At the height of our capitation, we were north of 10%. This is intentional. As you can see, our overall revenue is going up and what we've done as part of our efforts that we've focused on several years ago in going back to our payors in general to get price increases, we've been highly successful with some commercial payors, some capitated payors, but others on the capitation side we haven't reached agreement with, and from our perspective, when we benchmark each capitation contract relative to the other books of business that we have, we need to be paid fairly for the services that we're providing.

In several cases over the last, say, 24 months, we have flipped a number of these capitation contracts to fee-for-service arrangements where they're no longer obligated in sending us 100% of their patients, but that which they do send us, we're now enjoying at significantly higher fee-for-service rate. And given the fact that our centers are so busy, many of them have backlogs, it doesn't make sense in us seeing capitation patients if the rates are not on par with the other books of business that we have. We've actually benefited from flipping these contracts to fee-for-service, so you'll see the capitation revenue has declined, but our overall revenue has gone up.

I believe—and we've gone through some of these cycles before. I believe that some of these contracts will end up coming back to us in the future when they recognize that holding the risk themselves and doling out the business on a fee-for-service basis to RadNet and others out there that might be able to service them has cost them more money than if they would have initially agreed to the increases that we're requesting. We'll see how it plays out in the coming years.

Jim Sidoti

Thank you for explaining that.

Mark Stolper

My pleasure.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Dr. Berger for any additional closing remarks.

Howard Berger

Thank you, Operator.

Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader—or the market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you for your time today and I look forward to our next call. Good day.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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